                     SERVICE CORPORATION INTERNATIONAL         Exhibit 11.1
                     COMPUTATION OF EARNINGS PER SHARE

                                    Three Months Ended   Six Months Ended
                                         June 30,            June 30,
                                      1997     1996        1997      1996
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                                      (Thousands, except per share amounts)

Primary:
Income before extraordinary loss....  $78,801    $62,250   $209,948  $134,147
Extraordinary loss on early
  extinguishment
  of debt (net of tax)..............     -          -       (40,802)     -
                                      -------    -------   --------  --------
                                      $78,801    $62,250   $169,146  $134,147
                                      =======    =======   ========  ========

Average number of common shares
  oustanding........................  241,081    235,304    239,240   235,099
Common stock equivalents
  applicable to options
  outstanding resulting from
  application of the
  "treasury stock method" using
  average stock price...............    7,481      5,808      7,238     5,195
Average shares used in primary
  earnings per share................  248,562    241,112    246,478   240,294

Primary Earnings Per Common Share:
  Income before extraordinary loss..  $   .32    $   .26   $    .86  $    .56
  Extraordinary loss on early
  extinguishment of debt
  (net of tax)......................     -          -          (.17)     -
                                      -------    -------   --------  --------
  Net income........................  $   .32    $   .26   $    .69  $    .56
                                      =======    =======   ========  ========
Fully diluted:
Income before extraordinary loss....  $78,801    $62,250   $209,948  $134,147
Add after tax interest expense
  applicable to
  convertible debentures............    1,838      1,953      3,916     3,894
                                      -------    -------   --------  --------
Income as adjusted..................   80,639     64,203    213,864   138,041
Extraordinary loss on early
  extinguishment
  of debt (net of tax)..............     -          -       (40,802)     -
                                      -------    -------   --------  --------
                                      $80,639    $64,203   $173,062  $138,041
                                      =======    =======   ========  ========

Average number of common shares
  oustanding........................  241,081    235,304    239,240   235,098
Common stock equivalents
  applicable to options
  outstanding  resulting from
  application of the "treasury
  stock method" using end of
  period stock price (if greater
  than average stock price
  for period)......................     7,481      6,323      7,238     5,734
Assuming conversion of
  convertible debentures...........    11,801     13,681     12,850    13,675
                                      -------    -------    -------   -------
Average shares used in fully
  diluted earnings per share.......   260,363    255,308    259,328   254,507
                                      =======    =======    =======   =======

Fully Diluted Earnings Per
Common Share:
  Income before extraordinary loss.   $   .31    $   .25    $   .83   $   .54
  Extraordinary loss on early
  extinguishment
  of debt (net of tax).............      -          -          (.16)     -
                                      -------    -------    -------   -------
  Net income.......................   $   .31    $   .25    $   .67   $   .54
                                      =======    =======    =======   =======

(All 1996 common stock and per share data has been restated for a two-for-one common stock split on August 30, 1996)